Exhibit 3.1(a)

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  ALPHARX, INC.

     The undersigned, the President of AlphaRx, Inc., a Delaware corporation (the "Corporation"), does hereby execute the following Amended and Restated Certificate of Incorporation pursuant to Sections 242(b) and 245 of the Delaware General Corporation Law:

     1. The name of the Corporation is AlphaRx, Inc.

     2. The Corporation was originally incorporated under the name of "Logic Tech International Inc." and the original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on August 8, 1997.

     3. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

          "FIRST. The name of the corporation is AlphaRx, Inc.

          SECOND. The registered office of the corporation in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATE AGENTS, INC.

          THIRD. The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH. The total number of shares of stock which this corporation is authorized to issue is one hundred million (100,000,000) shares with a par value of one hundredth of one cent ($.0001) per share.

          FIFTH. The name and mailing address of the incorporator is as follows:

                 Kathleen Crowley
                 Corporate Agents, Inc.
                 1013 Centre Road
                 Wilmington, DE 19605

          SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws."

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     4. The four  million  nine  hundred and eight  thousand  eight  hundred and thirty-three (4,908,833) shares of common stock, $.001 par value, of the Corporation presently issued and outstanding are hereby converted and changed into an aggregate of forty-nine million eighty- eight thousand three hundred and thirty (49,088,330) issued and outstanding shares of the new class of common stock, $.0001 par value, of the Corporation at the rate of 10 new shares of $.0001 par value for each outstanding share of $.001 par value.

     5. The foregoing amendment to the Certificate of Incorporation of the Corporation was adopted by vote of the Board of Directors and the written consent of the holders of a majority of the outstanding capital stock of the Corporation in accordance with Sect ions 228, 242 and 245 of the Delaware General Corporation Law. Prompt notice thereof has been given to those stockholders who have not so consented in writing, in accordance with Section 228 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of July, 2000.

                                                  /s/ Michael M. Lee
                                                  ------------------------------
                                                  Michael M. Lee
                                                  President

Attest: /s/ Sandro Persia
        ------------------------------
        Sandro Persia
        Secretary

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